UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2007

INPHONIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51023	52-2199384
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Wisconsin Avenue, Suite 600, Washington, DC	20007
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (202) 333-0001

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On June 29, 2007, InPhonic, Inc. (the “Company”) entered into Amendment No. 8 to the Credit Agreement, dated as of November 7, 2006 (the “Credit Agreement”), among InPhonic, Inc., the lenders from time to time (the “Lenders”) and Citicorp North America, Inc., as Administrative Agent, as amended (the “Amendment”). The Amendment extends until July 31, 2007 the time during which, subject to certain restrictions, the Company shall have requested for loans an amount equal to the entire amount available under the Credit Agreement. The Amendment restricts the Company’s ability to purchase or redeem its common stock, warrants or options to purchase its common stock and other equity interests.

The Amendment modifies the financial covenant requiring the Company to maintain a minimum “Consolidated EBITDA” for the fiscal quarters ended September 30, 2007 and December 31, 2007 and establishes new minimum “Consolidated EBITDA” covenants for the four fiscal quarter periods ending March 31, 2008 and each quarterly period thereafter continuing through December 31, 2011. The Amendment establishes new a financial covenant requiring the Company to maintain a minimum “Cash Flow from Operating Activities” for the fiscal quarters ended September 30, 2007 and December 31, 2007 and the four fiscal quarter periods ending March 31, 2008 and each quarterly period thereafter continuing through December 31, 2011. The Amendment modifies the financial covenant restricting the Company’s “Consolidated Capital Expenditures” for the fiscal quarters ended September 30, 2007 and December 31, 2007 and establishes new restrictions on “Consolidated Capital Expenditures” for the four fiscal quarter periods ending March 31, 2008 and each quarterly period thereafter continuing through December 31, 2011. The Amendment also requires the Company to hire a Chief Financial Officer (who must be approved by the Company’s Board of Directors) and who must commence work no later than September 30, 2007. Finally, the Amendment waives the requirement that the Company deliver an internal control opinion that contains no statement of material weakness by March 31, 2007 provided that the Company cures certain material weaknesses by August 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INPHONIC, INC.

/s/ David A. Steinberg
Name:	David A. Steinberg
Title:	Chairman and Chief Executive Officer

Date: July 6, 2007